NUOASIS RESORTS, INC.
                       (formerly Nona Morelli's II, Inc.)

                   Index to Consolidated Financial Statements

Description                                                                Page

Independent Auditors' Reports...............................................F-2

Consolidated Balance Sheet as of June 30, 1997..............................F-4

Consolidated Statements of Operations for the years ended
  June 30, 1997 and 1996....................................................F-5

Consolidated Statements of Stockholders' Equity for the years ended June 30, 1997 and 1996..............................................F-6

Consolidated Statements of Cash Flows for the years ended
  June 30, 1997 and 1996....................................................F-7

Notes to Consolidated Financial Statements..................................F-9

                               HASKELL & WHITE LLP
                                4901 Birch Street
                             Newport Beach, CA 92660
                   Telephone (714) 833-8312 Fax (714) 833-9421

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
NuOasis Resorts, Inc. (formerly, Nona Morelli's II, Inc.)
Newport Beach, California

We have audited the accompanying consolidated balance sheet of NuOasis Resorts, Inc. (formerly Nona Morelli's II, Inc.) and subsidiaries (the "Company") as of June 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1997, and its results of operations and cash flows for the year ended June 30, 1997, in conformity with generally accepted accounting principles.

                                        /s/ HASKELL & WHITE LLP

Newport Beach, California
January 30, 1998

                           Raimondo, Pettit & GLASSMAN
                A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                          CERTIFIED PUBLIC ACCOUNTANTS
                          UNION BANK TOWER, SUITE 1250
                            21515 HAWTHORNE BOULEVARD
                           TORRANCE, CALIFORNIA 90503

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
NuOasis Resorts, Inc. (formerly, Nona Morelli's II, Inc.)
Irvine, California

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of NuOasis Resorts, Inc. (formerly Nona Morelli's II, Inc.) and subsidiaries (the "Company") for the year ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended June 30, 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring net losses and has limited liquid resources. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ Raimondo, Pettit & Glassman

Torrance, California
November 8, 1996, except for information relating to Cleopatra Palace, Ltd. and National Pools Corporation included in Notes 2, 3 and 11, as to which the date is November 29, 1996.

                                                       [NM\10-KSB\97:63097FS]-26


                              NUOASIS RESORTS, INC.
                       (formerly Nona Morelli's II, Inc.)
                           Consolidated Balance Sheet
                               As of June 30, 1997


ASSETS
Current assets:
 Cash                                                                      $            576,734
 Equity investments                                                                   2,487,544
 Due from affiliate, net                                                                553,840
 Amounts receivable, net of allowance
    for doubtful accounts of $50,391                                                    287,589
 Inventory                                                                               35,173
                                                                           --------------------
     Total current assets                                                             3,940,880
Property and equipment:
Food manufacturing equipment                                                          1,205,569
Accumulated depreciation and amortization                                              (964,730)
     Total property and equipment, net                                                  240,839
Other assets:
 Equity investments                                                                   3,317,720
 Due from affiliates, net                                                             1,543,674
 Intangible assets, net                                                               1,022,395
 Other assets                                                                            62,400
                                                                           --------------------
     Total other assets                                                               5,946,189
                                                                           --------------------
TOTAL ASSETS                                                               $         10,127,908
                                                                           ====================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                         $          1,109,225
  Accrued expenses                                                                       58,044
  Due to affiliates                                                                   1,510,562
  Current maturities of long-term debt                                                  235,375
     Total current liabilities                                                        2,913,206
ong term liabilities:
  Long-term debt                                                                        145,880
     Total liabilities                                                                3,059,086
Minority interest                                                                     1,619,298
Commitments and contingencies  (Notes 5 and 11)  Stockholders'  equity Preferred stock, Series D, $.01 par value;
  24,000,000 shares authorized, issued and outstanding
  (aggregate liquidation of up to $10,000,000)                                          240,000
Common stock, $.01 par value;  50,000,000 shares authorized;
  48,824,300 shares issued and outstanding                                              488,243
Cost of 20,000,115 treasury shares                                                  (10,002,425)
Additional paid-in-capital                                                           48,827,297
Common stock subscription and stockholders' receivables                                (324,225)
Accumulated deficit                                                                 (33,779,366)
                                                                           ---------------------
     Total stockholders' equity                                                       5,449,524
                                                                           ---------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                   $         10,127,908
                                                                           =====================

           See accompanying notes to consolidated financial statements

                                                       [NM\10-KSB\97:63097FS]-26


                              NUOASIS RESORTS, INC.
                       (formerly Nona Morelli's II, Inc.)
                      Consolidated Statements of Operations
                   For the Years Ended June 30, 1997 and 1996

                                                                       Years Ended June  30,
                                                           --------------------------------------------
                                                                   1997                   1996
                                                           --------------------- ----------------------

Food sales revenue                                         $          1,339,763  $            1,251,174
Gaming revenue                                                                -              11,407,317
                                                           --------------------- ----------------------
                                                                      1,339,763              12,658,491
Cost of food sales revenues                                             903,446                 838,453
                                                           --------------------  ----------------------
Gross profit                                                            436,317              11,820,038
                                                           --------------------- ----------------------
Operating expenses:
 Legal and professional fees                                          1,844,749               1,717,064
 Depreciation and amortization                                          128,578               4,621,014
 Gain on sale of investments                                           (553,840)                (38,510)
 General and administrative expenses                                    775,598               1,046,770
 Loss on sale of property and equipment                                  89,213                       -
 Minority interest                                                            -                (233,877)
 Write down of gaming interest                                                -               6,663,741
 Write down of beneficial ownership                                           -               2,600,000
 Other valuation expense                                                      -               1,839,483
                                                           --------------------- ----------------------
                                  Total operating expenses            2,284,298              18,215,685
                                                           --------------------- ----------------------
Operating loss                                                       (1,847,981)             (6,395,647)
                                                           --------------------- -----------------------
Other income (expenses):
 Interest expense                                                       (96,594)               (309,757)
 Losses in equity investments                                        (3,061,944)                      -
 Other income                                                            65,847                  63,334
                                                           --------------------- ----------------------
Total other expenses                                                 (3,092,691)               (246,423)
                                                           --------------------- -----------------------
Net loss before income tax benefit (provision)
 and discontinued operation                                          (4,940,672)             (6,642,070)
Income tax benefit (provision)                                          382,494                (997,932)
                                                           --------------------- -----------------------
Net loss before discontinued operation                               (4,558,178)             (7,640,002)
Discontinued operation:
 Net loss of discontinued operation                                  (3,118,107)             (1,079,638)
 Gain on disposal of discontinued operation                             350,249                       -
                                                           --------------------- ----------------------
Net loss                                                   $         (7,326,036) $           (8,719,640)
                                                           ===================== =======================
Per share amounts:
  Net loss before discontinued operation                   $               (.10) $                 (.18)
  Discontinued operations                                                  (.06)                   (.02)
                                                           --------------------- -----------------------
Net loss per common share                                  $               (.16) $                 (.20)
                                                           ===================== =======================
Weighted average number of common shares
 outstanding used to compute net loss per
 common share                                                         46,863,961             43,803,077
                                                           ===================== =======================


           See accompanying notes to consolidated financial statements

                                                       [NM\10-KSB\97:63097FS]-26


                              NUOASIS RESORTS, INC.
                       (formerly Nona Morelli's II, Inc.)
                 Consolidated Statement of Stockholders' Equity
                   For the Years Ended June 30, 1997 and 1996

                                                      Preferred                    Common                      Treasury
                                                        Stock                       Stock                        Stock


                                                ----------------------    ------------------------     ---------------------------
                                                Shares        Amount        Shares       Amount        Shares          Amount
                                                ---------- -----------    ----------  ------------    ----------   ---------------

Balance at July 1, 1995                         24,013,500 $   240,135    42,708,800  $    427,088           115   $       (2,425)
Issuance of common stock for services                                      1,886,500        18,865
Exchange of Gaming Interest                                                                           20,000,000      (10,000,000)
Issuance of common stock on conversion of
  Series C preferred stock                        (13,500)        (135)       27,000           270
Issuance of common stock for exercised options                               400,000         4,000
Change in common stock subscription and
  stockholders receivable
Net loss
                                             ------------- ------------  ------------ ------------- -------------  ---------------

Balance at June 30, 1996                        24,000,000     240,000     45,022,300      450,223    20,000,115      (10,002,425)
                                                                         --
Issuance of common stock                                                   3,802,000        38,020
Net change in common stock subscription
  receivable
Net effects of the disposition of Group V
Net loss
                                             ------------- ------------  ------------ ------------- -------------  ---------------
Balance at June 30, 1997                       24,000,000  $   240,000    48,824,300  $    488,243    20,000,115   $  (10,002,425)
                                             ============= ============  ============ ============= =============  ===============



                                                 Additional      Common Stock
                                                   Paid-In       Subscription      Accumulated
                                                   Capital        Receivable        (Deficit)          Total
                                                --------------  ----------------  --------------   -------------


Balance at July 1, 1995                         $   44,867,753  $       (946,814) $  (21,500,460)  $  23,085,277
Issuance of common stock for services                2,261,059                                         2,279,924
Exchange of Gaming Interest                                                                          (10,000,000)
Issuance of common stock on conversion of
  Series C preferred stock                                (135)
Issuance of common stock for exercised options         520,000          (400,000)                  -
Change in common stock subscription and                                                                  124,000
  stockholders receivable                                               (360,685)
Net loss                                                                              (8,719,640)       (360,685)
                                                --------------- ----------------  ---------------  --------------
                                                                                                      (8,719,640)
Balance at June 30, 1996

Issuance of common stock                             1,178,620                                         1,216,640
Net change in common stock subscription
  receivable                                                           1,383,274                       1,383,274
Net effects of the disposition of Group V                                              3,766,770       3,766,770
Net loss                                                                              (7,326,036)     (7,326,036)
                                                --------------- ---------------- ---------------  ---------------
Balance at June 30, 1997                        $   48,827,297  $       (324,225) $  (33,779,366)  $   5,449,524
                                                =============== ================ ================ ===============


          See accompanying notes to consolidated financial statements.

                                                       [NM\10-KSB\97:63097FS]-26


                              NUOASIS RESORTS, INC.
                       (formerly Nona Morelli's II, Inc.)
                      Consolidated Statements of Cash Flows
                     For Years Ended June 30, 1997 and 1996

                                                                                      1997                   1996
                                                                              --------------------- ----------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                                      $         (7,326,036) $          (8,719,640)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization                                                          128,578              4,621,014
    Common stock exchanged for services                                                  1,334,311              1,139,227
    Valuation expenses                                                                           -             11,103,224
    Income tax benefit                                                                    (382,494)                 3,800
    Gain on investments                                                                   (553,840)               (38,510)
    Loss on sale of property and equipment                                                  89,213                      -
    Minority interest                                                                             -              (233,877)
    Losses in equity investments                                                          3,061,944                     -
    Other                                                                                    45,414                84,000
    Discontinued operations                                                               2,767,858             1,079,638
  Increases (decreases) from changes in assets and liabilities:
    Accounts receivable, net                                                              (151,528)                19,280
    Due from affiliates                                                                  3,887,435             (1,819,479)
    Inventory                                                                               58,426                  5,522
    Other current assets                                                                    15,000                158,906
    Deposits and other assets                                                               (4,550)                29,230
    Accounts payable                                                                      (110,283)               (56,281)
    Accrued expenses                                                                      (598,101)               287,360
    Interest payable to affiliate                                                                -                235,001
    Due to affiliates                                                                     (182,814)               184,332
    Net liabilities of discontinued operations                                             964,615                      -
    Income taxes payable                                                                         -                778,952
                                                                              --------------------- ---------------------
Net cash provided by operating activities                                                3,043,148              8,861,699
                                                                              --------------------- ---------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Beneficial ownership interest                                                                  -             (9,604,598)
  Proceeds from sales of assets                                                            432,922                 38,510
  Purchase of leasehold improvements and equipment                                          (9,686)              (100,305)
                                                                              --------------------- ----------------------
Net cash provided by (used in) investing activities                                        423,236             (9,666,393)
                                                                              --------------------- ----------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from collection of stockholders' receivables                                    198,758                 65,500
  Proceeds from issuance of note payables                                                  100,000                350,000
  Principal payments on notes payables                                                  (3,238,844)              (189,240)
                                                                              --------------------- ----------------------
Net cash (used in) provided by financing activities                                     (2,940,086)               226,260
                                                                              --------------------- ---------------------

Net increase (decrease) in cash                                                            526,298               (578,434)
Cash and cash equivalents, beginning of period                                              50,436                628,870
                                                                              --------------------- ---------------------
Cash and cash equivalents, end of period                                      $            576,734  $              50,436
                                                                              ===================== =====================


           See accompanying notes to consolidated financial statements

                                                       [NM\10-KSB\97:63097FS]-26


                              NUOASIS RESORTS, INC.
                       (formerly Nona Morelli's II, Inc.)
                      Consolidated Statements of Cash Flows
                     For Years Ended June 30, 1997 and 1996

                                                                                       1997                  1996
                                                                               -------------------- ---------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
    Interest                                                                   $            47,547  $            144,685
    Income taxes                                                               $             2,480  $              1,600

Non-cash investing and financing activities:
    Exercise of options for reduction of debt                                  $            29,200  $                   -
    Stock issued for services on behalf of Cleopatra                           $                 -  $             955,439
    Common stock issued for stockholder notes receivable                       $                 -  $             518,758
    Common stock exchanged for services                                        $         1,334,311  $           1,139,227
    Note received for sale of property and equipment                           $            50,000  $                   -
    Exchange of Hartcourt Shares for equity in Cleopatra's World
          and Cleopatra                                                        $          5,775,000 $
    Effects of the consolidation of Cleopatra from non-cash
      acquisition of controlling interest
          Cash                                                                 $           525,056  $                   -
          Due from affiliates, net                                             $         1,543,674  $                   -
          Equity investments                                                   $         3,800,022  $                   -
          Intangible assets                                                    $         1,029,617  $                   -
          Accounts payables                                                    $           793,698  $                   -
          Stockholders' equity                                                 $         6,104,671  $                   -


           See accompanying notes to consolidated financial statements

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1997 and 1996

Note 1.  Summary of Significant Accounting Policies and Description of Business

Description of Business

NuOasis Resorts, Inc. (formerly, Nona Morelli's II, Inc.) and its subsidiaries (the "Company"), a Nevada corporation (formerly, a Colorado corporation) operates as a holding company for leisure and entertainment-related businesses. At June 30, 1997, the Company had seven wholly-owned subsidiaries engaged in food manufacturing and distribution, casino gaming and hotel management, and real estate investments.

The activities of the Company's subsidiaries are domestic and international, with existing food manufacturing activities in the United States and Asia, and proposed casino gaming and hotel management activities in North Africa and Europe.

Principles of Consolidation

The consolidated financial statements, and references therein to the Company, include the accounts of the Company and its wholly-owned subsidiaries; NuOasis International, Inc. ("NuOasis International") and its 70% owned subsidiary, Cleopatra Palace Limited ("Cleopatra"), Fantastic Foods International, Inc. ("Fantastic Foods"), Casino Management of America, Inc. ("CMA") and its wholly owned subsidiaries, NuOasis Laughlin, Inc., ("NuLA") and NuOasis Las Vegas, Inc. ("NuLV"), ACI Asset Management Inc. ("ACI") and NuOasis Properties, Inc.
("NuOasis Properties"). In addition, the consolidated financial statements include the accounts of Group V Corporation, formerly NuOasis Gaming, Inc. and its subsidiaries ("Group V") through June 13, 1997, the date in which the Company sold its controlling interest in Group V. All material intercompany accounts and transactions have been eliminated in consolidation.

Minority Interest

The accompanying consolidated balance sheet as of June 30, 1997 includes minority interest of $1,619,298. Such amount represents 30% of the stockholders' equity of Cleopatra that is not owned by the Company at June 30, 1997.

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less on the date of acquisition to be cash equivalents.

Inventory

Inventory is stated at the lower of cost or market, computed on the first-in, first-out basis.

Property and Equipment and Depreciation

Property and equipment, including amounts recorded under capital leases, are stated at cost. Repairs and maintenance are charged to expense as incurred and expenditures for improvements are capitalized. The Company evaluates the usage of its equipment throughout the fiscal year.

Depreciation of property and equipment, and amortization of assets under capital leases is provided over the lesser of the estimated useful lives of the assets or the lease term using the straight-line method. Estimated useful lives are 28 to 32 years for buildings, 7 to 10 years for factory equipment, 5 to 7 years for furniture, fixtures and transportation equipment.

Depreciation expense, including amortization of assets under capital lease arrangements, charged to operations was $119,057 and $360,520 for the years ended June 30, 1997 and 1996, respectively.

Equity Investments

In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting For Certain Investments In Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and investment in debt securities. The statement requires that management classify these investments as either held-to-maturity, available-for sale or trading securities.

As of June 30, 1997, the Company owns, in the aggregate, 980,000 shares of restricted common stock of The Hartcourt Companies, Inc., 280,000 of which are owned by Cleopatra, and 7,800,000 shares of restricted common stock of Group V. Management has classified these equity securities as available-for- sale based on its intent to continue to exchange the equity securities for other assets. In accordance with SFAS No. 115, these equity securities are presented in the accompanying consolidated balance sheet as current assets at their estimated fair market values. At June 30, 1997, there are no unrealized holding gains in these securities as their estimated fair market values approximated the equity securities' carrying values.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996


The Company has additional equity investments in private entities in which its equity interest exceeds 20% but is less than 51%. Such investments are accounted for using the equity method of accounting in accordance with Accounting Principles Board ("APB") Opinion No. 18, whereby the Company's investments are increased or decreased based on its portion of the income or loss of the investee.

Intangible Assets

At June 30,  1997,  intangible  assets  include  pre-opening  costs  and  gaming
licenses   owned  by  Cleopatra   in  the  amount  of  $575,891  and   $446,504,
respectively. The intangible assets are amortized over 15 years.

Amortization of Gaming Interest

The Company  amortized its interest in the profits of the two Macau casinos (see
Note 2) over a period of five years using the straight line method. Amortization for Fiscal 1997 and 1996 amounted to $0 and $4,268,544, respectively. The Company's Interest in the Macau casinos was sold effective June 30, 1996 (See
Note 2).

Impairment Loss

In accordance with SFAS No. 121, when indicators of impairment are present, the Company assesses whether there has been a permanent impairment in the value of its long-lived assets by considering such factors as estimated, undiscounted future net cash flows, trends and prospects and other economic factors.

Loss Per Share

The net loss per share is computed based upon the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents were not considered in the calculations as the effect would have been anti-dilutive.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" which requires the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year's income taxable for federal and state income tax reporting purposes.

Revenue Recognition

Food sales and related cost of sales are recognized upon shipment of food products.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

Discontinued Operation

As discussed in Note 2, the Company sold its controlling interest in Group V during Fiscal 1997. Accordingly, Group V's results have been accounted for as a discontinued operation in the accompanying consolidated financial statements. The following table summarizes amounts recorded as the net loss of discontinued operation in the accompanying consolidated statements of operations:


                                                       For the Year Ended         For the Year Ended
                                                          June 30, 1997              June 30, 1996
                                                   -------------------------- -------------------------

General and administrative expenses                $                 287,329  $                 211,296
Professional services                                                490,406                    418,299
Write off of NPC goodwill (Note 2)                                 3,318,107                          -
Other                                                                171,315                          -
Loss on discontinued operations of CMA
  at GRPV                                                            219,497                    450,043
Gain on debt forgiveness                                          (1,368,454)                         -
                                                   -------------------------- -------------------------
          Net loss                                 $              3,118,200   $               1,079,638
                                                   ========================== =========================


Employee Stock Options

In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." In conformity with the provisions of SFAS No. 123, the Company has determined that it will not change to the fair value method presented by SFAS No. 123 and will continue to follow APB Opinion No. 25 for measurement and recognition of employee stock-based transactions. There were no stock options granted to employees during fiscal 1997 or 1996.

Issuance of Stock for Services

Shares of the Company's common stock issued to non-employees for services are recorded in accordance with SFAS No. 123 at the fair market value of the stock issued or the fair market value of the services provided, whichever value is more reliably measurable.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

Fair Value of Financial Instruments

SFAS No. 107 requires disclosure about fair value for all financial instruments whether or not recognized, for financial statement purposes. The fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair values. The Company has determined that the fair value of all financial instruments approximated their carrying value as of June 30, 1997.

Reclassification of Prior Year Amounts

To enhance comparability, the 1996 financial statements have been reclassified, where appropriate, to conform with the financial statement presentation used in Fiscal 1997. In addition, reclassifications have been made to reflect the activities of Group V as a discontinued operation.

Going Concern

The Company has experienced recurring net losses and has limited liquid resources. Management's intent is to continue searching for additional sources of capital and new operating opportunities. In the interim, the Company will continue operating with minimal overhead and key administrative functions will be provided by consultants who are compensated primarily with the Company's common stock. Management estimates that the Company may need to utilize its common stock to fund its operations through Fiscal 1998. Accordingly, the accompanying consolidated financial statements have been presented under the assumption the Company will continue as a going concern.

Recent Accounting Developments

In February 1997, FASB issued SFAS No. 128, "Earnings Per Share" ("EPS"). SFAS No. 128 requires all companies to present "basic" EPS and, if they have a complex capital structure, "diluted" EPS. Under SFAS No. 128, "basic" EPS is computed by dividing income (adjusted for any preferred stock dividends) by the weighted average number of common shares outstanding during the period.
"Diluted" EPS is computed by dividing income (adjusted for any preferred stock or convertible stock dividends and any potential income or loss from convertible securities) by the weighted average number of common shares outstanding during the period plus the number of additional common shares that would have been outstanding if any dilutive potential common stock had been issued. The issuance of anti-dilutive potential common stock should not be considered in the calculation. In addition, SFAS No. 128 requires certain additional disclosures relating to EPS. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. Thus, the Company expects to adopt the provisions of this statement in the year ending June 30, 1998 ("Fiscal 1998"). Management does not expect the adoption of this pronouncement to have a significant impact on the Company's financial statements.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996


In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in an entity's financial statements. This statement requires an entity to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. This pronouncement is effective for Fiscal years beginning after December 15, 1997 and the Company expects to adopt the provision of this statement in Fiscal 1998. Management does not expect this statement to significantly impact the Company's financial statements.

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement requires public enterprises to report financial and descriptive information about its reportable operating segments and establishes standards for related disclosures about product and services, geographic areas, and major customers. This pronouncement is effective for Fiscal years beginning after December 15, 1997 and the Company expects to adopt the provisions of this statement in Fiscal 1998. Management does not expect this statement to significantly impact the Company's financial statements.

Note 2.           Acquisition and Liquidation of Investments

Gaming Interest

In May 1995 the Company purchased a 40% net profits interest in the gaming operations conducted at the Holiday Inn and Hyatt Hotels in Macau (the "Gaming
Interest") from Mr. Ng Man Sun ("Ng"), doing business as Dragon Sight International Amusement (Macau) Company ("Dragon"). The Gaming Interest was transferred to NuOasis International in December 1995.

In August 1996, effective June 30, 1996, NuOasis International entered into an agreement to sell the Gaming Interest. The consideration for the sale consisted of 20,000,000 shares of the Company's common stock originally issued by the Company in the purchase of the Gaming Interest (the "Ng Shares"). On or about September 30, 1996, the Ng Shares were tendered to a third party escrow agent pending the closing of the purchase of replacement assets or properties which NuOasis International is currently negotiating to purchase (the "Replacement Property").

          As a result of the sale, the Company recognized a $6.6 million write down of the book value of the Gaming Interest effective June 30, 1996, to bring the value of the shares held in escrow for the purchase of the Replacement Property to the basis of the stock originally issued to Ng, which was $.50 a share or $10 million in aggregate. Until the purchase of the Replacement Property, the book value of the escrowed shares will be presented in a position similar to treasury stock. Accordingly, the 20,000,000 treasury shares are recorded at their cost of $10,002,425 in the accompanying June 30, 1997 consolidated balance sheet.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996


The gaming revenues for the six months ended June 30, 1996 were classified as Due from Affiliate as of June 30, 1996 in the amount of approximately $3.9 million and were subsequently collected in August 1996. $3.2 million of the $3.9 million was used by the Company as full payment of the principal and accrued interest on the original note issued as part of the purchase of the Gaming Interest.

Cleopatra

In October 1993, the Company acquired a 70% equity interest in Cleopatra Palace Limited, an Irish corporation ("Cleopatra"). Cleopatra is the lessee of a 200,000 square foot casino and Las Vegas-style showroom presently under construction (the "Cap Gammarth Casino") pursuant to a Casino Lease Agreement and Operating Management Contract with Societe Touristique Tunisie-Golfe ("STTG").

In October 1994, Cleopatra entered into an agreement with Societe Loisirs Club Hammamet ("Club Hammamet") to lease and operate a 60,000 square foot casino and French-style cabaret recently completed in Hammamet, Tunisia (the "Hammamet Casino"). During Fiscal 1997, the lease with STTG and the lease with Club Hammamet were each modified several times and, as to the lease on the Cap Gammarth Casino, the real property interest was transferred from STTG to Societe D'Animation et de Loisirs Touristique, a Tunisian corporation ("SALT") resulting in a change in lessor from STTG to SALT.

As part of the Gaming Interest acquisition, the Company transferred certain assets to Dragon including a 42% interest in Cleopatra.

In June 1997, the Company reacquired the 42% interest in Cleopatra as part of a recapitalization of Cleopatra resulting in an increase in the Company's ownership of Cleopatra to 70% from 28%. Accordingly, the accounts of Cleopatra as of June 30, 1997, are consolidated with the Company and the investment is no longer accounted for using the equity method of accounting.

In September 1997, Cleopatra assigned the lease with Club Hammamet to Cleopatra Hammamet Limited, a Tunisian corporation in organization as of June 30, 1997 ("Cleopatra Hammamet"). In exchange for the lease, Cleopatra received an equity interest in Cleopatra Hammamet.

Cleopatra's World

During Fiscal 1997, NuOasis International Inc. exchanged 600,000 shares of common stock of The Hartcourt Companies Inc. for a 50% equity ownership in Cleopatra's World Inc. a British Virgin Island corporation ("Cleopatra's World"). Cleopatra's World is the lessor of the Le Palace Hotel and the real estate and improvements surrounding the Cap Gammarth Casino.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996


Acquisition of NPC, NuOasis Las Vegas, NuOasis Laughlin and CMA; Sale of Group V

In December 1995, Group V, as a subsidiary of the Company, entered into an agreement with the shareholders of National Pools Corporation ("NPC") to acquire all of the issued and outstanding shares of NPC.

In June 1996, the Company, then the controlling parent of Group V, granted an option (the "Group V Option") to Mr. Joseph Monterosso ("Monterosso), the new President of Group V, to acquire 250,000 shares of Group V Series B Preferred stock (the "Group V B Shares") owned by the Company. The Group V Option was exercisable at a price of $13.00 per share.

In December 1996, Group V closed the purchase of NPC, making NPC a wholly-owned subsidiary of Group V. In June 1997, following the Group V purchase of NPC, Monterosso exercised the Group V Option to purchase 128,041 Group V B Shares, at $13.00 per share, by payment to the Company of approximately $1,665,000. Additionally, in June 1997, Group V sold CMA and its wholly-owned subsidiaries, NuLV and NuLA, to the Company for $1,140,000 in cash, notes receivable from Group V aggregating $245,836, and a credit against the Company's intercompany account with Group V of $95,000.

In August 1997, but effective June 1996, the Group V Option was amended (the "Amended Option") canceling the right to acquire 100,000 of the 121,959 remaining Group V B Shares and increasing the exercise price for the balance, or 21,959 shares, from $13.00 per share to $72.20 per share. The Company subsequently converted the 100,000 shares of Group V B Shares into 7,800,000 shares of Group V common stock. In September 1997, but effective June 1997, Monterosso exercised the Amended Option to purchase 21,959 Group V B Shares, at $72.20 per share, by payment to the Company of approximately $1,585,000. Concurrently, Group V released the Company for liability, if any, arising from any events when the Company controlled Group V, in exchange for approximately $1,585,000. Also in September 1997, the Company and Monterosso entered into a Put/Option Agreement (the "Put") under which Monterosso had the option to purchase and the Company had the right to require Monterosso to purchase the Company's remaining 7,800,000 common shares at a price of $.15 per share.

Concurrent with the Put, the Company sold to Monterosso its interest in 6,000,000 New Class D Warrants to purchase common stock of Group V (the "Group V D Warrants"). Each Group V D Warrant is exercisable at $1.00 per share and will entitle the holder to receive upon exercise two shares of Group V common stock, or a total of 12,000,000 common shares. The consideration for the Group V D Warrants consisted of a $1,800,000 promissory note due in September 1998 (the "Warrant Note"). The Group V D Warrants had a book value of zero on the date of sale. As of the date of this Report, $553,840 of the promissory note has been realized, resulting in the Company recording a gain on sale in the amount of $553,840 during Fiscal 1997.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996


As a result of the sale of the Group V B Shares and the Put, as discussed above, a change in control of Group V occurred and, as of June 13, 1997, Group V is no longer a controlled subsidiary of the Company. As of June 30, 1997, the Company maintains approximately 7,800,000 shares of Group V common stock which are included in equity investments (Note 3) in the accompanying consolidated balance sheet. In connection with the sale transactions described above, the Company recorded an aggregate net gain on disposal of discontinued operations of approximately $350,000 during Fiscal 1997.

Sale of Pueblo Building

During Fiscal 1996, the Company remodeled and improved its food processing equipment in its California locations and leased its manufacturing facility in Pueblo, Colorado (the "Pueblo Building") held for sale. In connection therewith, the Company reevaluated the use and value of its older equipment and wrote off certain impaired equipment with a net book value of $1,073,303 which has been recorded as Other Valuation Expense during Fiscal 1996.

On February 26, 1997, the lessee of the Company's Pueblo Building exercised on option to purchase the Pueblo Building. As part of the consideration received, the Company's mortgage debt in the principal amount of $215,392 was fully satisfied, it received cash in the amount of $148,820, and a note in the amount of $50,000, bearing 8% interest per annum and secured by the Pueblo Building. The $50,000 note was paid in full subsequent to June 30, 1997. In connection with the sale of the Pueblo building, the Company recorded a loss on sale of approximately $89,000.

Note 3.           Equity Investments/Beneficial Ownership Interest

Effective December 31, 1995, the Company acquired an interest in three buildings under construction located in a large master planned commercial and residential real estate development located in Beijing, Peoples Republic of China ("PRC") known as the Peony Garden Project ("Peony Garden") from Silver Faith Development Limited ("SFDL"), an affiliate of the Company and Ng. The purchase price of the Company's interest in Peony Garden was $21 million consisting of an 8% Promissory Note issued by NuOasis International in the principal amount of $21 million (the "Peony Garden Note"). The Peony Garden Note was non recourse and fully collateralized by the interest acquired, with the outstanding principal balance convertible into the shares of the Company's common stock. In January 1996, the Company made a prepayment of principal on the Peony Garden Note in the amount of $9.6 million.

On August 8, 1996, the Company entered into an agreement with The Hartcourt Companies, Inc. ("Hartcourt") to sell its entire interest in Peony Garden to Hartcourt for $22 million. The consideration received by the Company consisted of $10 million of Hartcourt common stock ("Hartcourt Shares") and a $12 million Convertible Promissory Note secured by the Peony Garden interest being sold (the "Hartcourt Note"). The sale closed on October 8, 1996 and, according to unaudited information received from Hartcourt, the Hartcourt Shares represented a 43% equity interest in Hartcourt. Concurrent with the closing of the sale of the Company's interest in Peony Garden, the Hartcourt Note was assigned to SFDL in exchange for the Peony Garden Note (the "Note Swap"). No profit was

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

recognized on the Note Swap or the transaction since the difference between the sales price and the Company's basis in Peony Garden represents approximately the amount of interest on the Peony Garden Note that would otherwise have been capitalized during the construction of the Peony Garden project. At June 30, 1996, the Company's interest in Peony Garden of $9.6 million was reduced to approximately $7 million, the value of the Company's equity in Hartcourt on or about the closing date, resulting in a $2.6 million write down during the year ended June 30, 1996.

During the year ended June 30, 1997, 3.3 million Hartcourt Shares (of the 4 million originally acquired) were exchanged to acquire additional equity ownership in Cleopatra and Cleopatra's World. As a result of the sale of Peony and the exchange involving the Hartcourt Shares, the Company has the following equity investments as of June 30, 1997:


                                   Percentage Ownership          Book Value Basis of
          Investee                   at June 30, 1997            Equity Investments
----------------------------- ------------------------------  -------------------------

Current Assets:
--------------

Hartcourt                                 8% (A)              $               1,890,805
Group V Corporation                       16% (B)             $                 596,739
                                                              -------------------------
                                                              $               2,487,544
                                                              =========================
Non-Current Assets:

Cleopatra's World                        50% (C)              $                 182,698
SALT                                     20% (D)              $               3,135,022
Cleopatra                                70% (E)              $                      --
                                                              -------------------------
                                                              $               3,317,720
                                                              =========================

          (A) The percentage ownership is based upon unaudited financial statements of Hartcourt as of December 31, 1997 (latest available as of the date of this Report). Based on the Company's percentage ownership, these securities are presented at their June 30, 1997 estimated fair market value (Note 1).

          (B) During Fiscal 1997, the Company sold its majority interest in Group V (Note 2), leaving a remaining equity interest of 7,800,000 common shares valued at $596,739, the estimated fair market value at June 30, 1997.

          (C) In Fiscal 1997, NuOasis International acquired 50% equity ownership in Cleopatra's World in exchange for 600,000
                  Hartcourt Shares (Note 2). The value of the 50% equity ownership is based upon the Company's basis in the Hartcourt Shares that was given as consideration for this investment, reduced by $952,229 which represents the Company's portion of Cleopatra's World Fiscal 1997 net loss. Although the Company's equity ownership is 50%, the equity method of accounting is used since control of the Board of Directors of Cleopatra's World lies with the other 50% equity owners. Accordingly, Cleopatra's World is not consolidated with the Company.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

         (D) In Fiscal 1997, Cleopatra acquired a 20% interest in Societe D'Animation Et De Loisirs Club Touristique, a corporation incorporated in Tunisia ("SALT"). SALT is the owner of the Cap Gammarth Casino presently under construction and the lessor of the Cap Gammarth Casino leased by Cleopatra. In exchange for its 20% interest in SALT, Cleopatra made lease deposits of $2,000,000 and transferred 1,100,000 Hartcourt Shares to SALT. Cleopatra subsequently received $300,000 as compensation for not exercising its pre-emption rights on a subsequent recapitalization by SALT, resulting in a dilution of
                  Cleopatra's interest from 20% to 9%. However, Cleopatra is currently contesting the dilution and, accordingly, the interest is stated at 20% and the $300,000 payment received was recorded by Cleopatra as a current liability. No financial statements have been prepared for SALT to date.

          (E) During June 1997, Cleopatra redeemed and transferred to the Company 2,400,000 shares of its common stock, and the Company transferred 2,700,000 Hartcourt Shares to Cleopatra. This resulted in the increase of the Company's ownership percentage to 70% from 49%. Accordingly, the accounts of Cleopatra are now consolidated with the Company and the investment is no longer accounted for using the equity method of accounting.

The Company's ultimate realization of value from the Hartcourt Shares is dependent upon many factors, such as future changes in the equity value in Hartcourt, which itself may be dependent upon uncertainties surrounding Peony Garden, and upon the Company's ability to dispose of the Hartcourt Shares at its current basis.

Cleopatra's World and Cleopatra's ability to continue as a going concern is dependent upon their ability to fulfill their financial commitments (see Note
12) and the future operations of the casinos and other properties they intends to manage. The uncertainties surrounding these matters raise doubt about the ability of Cleopatra and Cleopatra's World to continue as a going concern, and about the Company's ultimate recoverability of its investment in Cleopatra and the various Cleopatra subsidiaries. No adjustments have been made to the accompanying consolidated financial statements for these uncertainties.

Note 4.  Due From Affiliates

Due from affiliates, net is comprised of the following at June 30, 1997:


Advances to Cleopatra Hammamet                    $            1,750,900
Advances to Cleopatra's World                                  1,209,486
Due from Monterosso                                              553,840
Other                                                            126,962
                                                  ----------------------
Allowance for uncollectible amounts                            3,641,188
                                                              (1,543,674)
                                                  -----------------------
                                                  $             2,097,514
                                                  =======================

Advances to Cleopatra Hammamet and Cleopatra's World are non-interest bearing, have no stated repayment terms and are uncollateralized. Amounts due from Monterosso were realized subsequent to year end as described in Note 2, and are therefore, classified as current assets.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

Note 5.           Long-Term Debt

Long-term debt at June 30, 1997 consists of the following:


Note payable - bank
   Due November 1999,  payable in monthly principal  installments of $7,290 plus interest at prime plus 4%
   (12.5% at June 30, 1997)                                              $        211,490
Note payable - financial institution
   Due March 1998, payable in full, including interest at 18%                     100,000
Note payable - financial institution
   Due June 1998, payable in full, including interest at prime                     69,765
                                                                         ----------------
   plus 6% (14.5% at June 30,  1997)                                              381,255
Current Maturities of Long Term Debt                                             (235,375)
                                                                         -----------------
                                                                         $        145,880

In October 1995, Fantastic Foods entered into a working capital loan agreement (the "Loan") with a financial institution, whereby Fantastic Foods borrowed $350,000. The loan was evidenced by a forty- seven month note bearing interest at the rate of prime plus 4% per annum and collateralized by all accounts receivable, inventory, and equipment related to Fantastic Foods food manufacturing activities. At June 30, 1997, the outstanding principal balance of the Loan was $211,490.

On March 20, 1997, Fantastic Foods entered into a working capital loan agreement, collateralized by the Notes Receivables received from the sale of the Pueblo building (Note 2), for $100,000 bearing interest at 18% per annum and maturing on March 19, 1998.

On July 22, 1996, Fantastic Foods entered into a $150,000 line of credit agreement which is collateralized by the Fantastic Foods accounts receivable. The line of credit has an outstanding principal balance of $69,765 as of June 30, 1997 and outstanding amounts bear interest at prime plus 6% with the line of credit expiring June 22, 1998.

Minimum annual principal repayments of long-term debt in each of the next five fiscal years, are as follows:


       Year Ending                             Amounts
        June 30,                                 Due
-------------------------              -------------
          1998                                        235,375
          1999                                        145,880
                                       ----------------------
                   Total               $              381,255
                                       ======================

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

Note 6.           Stockholders' Equity

Capitalization

Except for shares issued for services, there were no private offerings conducted in Fiscal 1997 or 1996.

Preferred Stock

The Company has authorized 25,000,000 shares of preferred stock, which are divided into four classes or series: Series A, Series B, Series C and Series D. All Series A and Series B preferred stock was redeemed by the Company prior to or during Fiscal 1993, and returned to the preferred stock treasury.

In October 1992, the Company conducted a private offering of Series C Convertible Preferred Stock ("C Preferred"). During the Fiscal year ended June 30, 1995, the Company amended and restated the Certificate of Designations, Rights and Preferences of C Preferred. During the Fiscal year ended June 30, 1995, 870,033 shares of C Preferred were converted to 1,740,066 shares of common stock. During Fiscal 1996 all remaining C Preferred was converted to common stock, and no C Preferred remains outstanding at June 30, 1997.

During the Fiscal year ended June 30, 1993, the Company designated a Series D Voting Convertible Preferred Stock out of the 24,130,000 redeemed shares of Series A, Series B and Series C Preferred Stock (the "D Preferred"). The D Preferred consists of 24,000,000 shares which were issued to NuVen Advisors Inc., formerly New World Capital Inc. ("NuVen) in exchange for the investment securities with an estimated market value, based upon independent legal and valuation opinions at the time, discounted approximately 50% at the date of transfer, of $10,000,000. Due to the lack of a date and value certain as to the redemption and incomplete trading history of the investment securities, at June 30, 1993, the $10,000,000 aggregate estimated market value of the investment securities was fully reserved by the Company by a charge against Additional Paid-in Capital for financial statement purposes.

The D Preferred is redeemable, in whole or in part, at the option of the Board of Directors, at any time, at a redemption price of up to $24,000,000, or convertible, at the option of the holder, into a maximum of 10,000,000 shares of the Company's common stock. The right to convert the D Preferred expires in July 1998.

Common Stock Subscriptions and Stockholders' Receivable

Stock subscriptions and stockholders' receivables as of June 30, 1997 consists primarily of receivables due from officers and consultants.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

During Fiscal 1996, 400,000 common shares were issued upon exercise of options by the Chief Executive Officer of the Company in the amount of 440,000, or $1.10 per share. The Company received a note receivable in the amount of $440,000 and cash payments in the aggregate amount of $40,000 were made prior to year end and approximately $120,000 subsequent to year end. The note bears interest of 10% and is past due. The note receivable has been classified as Stockholder Receivable in the amount of $280,000 at June 30, 1997.

Treasury Stock

On August 5, 1996, NuOasis International entered into an agreement with Ng to sell the Gaming Interest. On or about September 30, 1996, the Ng Shares were tendered to a third party escrow agent pending the closing of the purchase of the Replacement Property (see Note 2).

The Company recognized a $6.6 million write down on the sale of the Gaming Interest at June 30 1996 to bring the value of the shares held in escrow for the purchase of the Replacement Property to the basis of the stock originally issued to Ng, which was $.50 a share or $10 million in aggregate. The book value of the escrowed shares is presented in a position similar to treasury stock as of June 30, 1997 until such time as the Company completes the intended purchase of the Replacement Property. Accordingly, the 20,000,000 treasury shares are recorded at their cost of $10,002,425 in the accompanying June 30, 1997 consolidated balance sheet.

Employee Stock Benefit Plan

An employee stock benefit plan ("ESBP") was established during Fiscal 1996, covering substantially all employees and consultants of the Company. There are no mandatory contributions required by either the Company or the employees and consultants, however, the ESBP provides for the issuance of up to 500,000 common shares of the Company at the discretion of the Board of Directors. During Fiscal 1997 and 1996, 0 and 16,000 shares were issued under the ESBP, respectively. As of June 30, 1997, the Board of Directors has not approved any additional issuances of common shares under the ESBP.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

Note 7.           Stock Option Plan

A summary of the status of stock option transactions for the years ended June 30, 1997 and 1996 is as follows:


                                                     1997                    1996
                                           ------------------------ ----------------------

Outstanding at beginning of year                         1,560,000              1,320,000
     Granted                                                     -                700,000
     Exercised                                             (50,000)              (400,000)
     Canceled                                                    -                (60,000)
                                           ------------------------ ----------------------
Outstanding at end of year                               1,510,000              1,560,000
                                           ======================== ======================

Range of option exercise prices
 granted                                             $0.91 - $1.53           $0.91 - $1.53


At  June  30,  1997,   options  for  1,510,000  shares  were  fully  vested  and
exercisable.

Exercised Options

On October 8, 1996, 50,000 common shares were issued upon exercise of an option by the Company's former Secretary and Director in the amount of $29,200, or approximately $.58 per share. In lieu of cash being received for payment of the exercise price, the Company received a credit of $29,200 against amounts owed to such officer for services performed pursuant to his consulting agreement.

Note 8.           Related Party Transactions

Transactions With Officers

In September 1994, the Company entered into an Employment Agreement with Fred G. Luke, the Company's Chairman and Chief Executive Officer ("Luke"). Luke has been serving as the Company's Chairman and CEO since approximately July 1993. From July 1993 through June 30, 1994, Luke received no compensation for his services as CEO but did receive $9,000 for his services as a Director. The terms of the Employment Agreement call for Luke to receive approximately $10,000 per month, retroactive to July 1, 1994, for five (5) years as a base salary; granted him an option to purchase 1,000,000 shares of the Company's common stock exercisable at $1.10 per share; provides him with an annual bonus based upon a number of factors related to the Company's growth and performance which include; (a) serving on the Company's Board of Directors and as its Chief Executive Officer;
(b) providing advice concerning mergers and acquisitions; (c) corporate finance;
(d) day to day management; (e) guidance with respect to general business decisions; (f) other duties commonly performed by the Chief Executive Officer of a publicly-held company; and requires the Company to purchase life insurance

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

coverage, reimbursement for vehicle expenses, and provide other fringe benefits. No bonuses have been accrued, paid or are owed as of the date of this Report. The Company expensed $120,000 during each of the Fiscal Years 1997 and 1996, and had no amounts due as of June 30, 1997.

In August 1995, Group V entered into an Employment Agreement with Luke, pursuant to which he served as Group V's President from March 1994 through August 1997 and as Chairman from March 1994 through November 1997. The terms of the Employment Agreement call for Luke to receive approximately $4,500 per month, retroactive to April 1, 1994, for five (5) years as a base salary; and, granted him an option to purchase 3,000,000 shares of Group V's common stock at an exercise price of $.12 per share. Group V expensed $54,000 and $40,500, during Fiscal 1997 and 1996, respectively, and had no amounts due as of June 30, 1997. Luke's Employment Agreement with Group V was terminated by Luke effective May 5, 1997.

Effective January 1, 1994, the Company and John D. Desbrow ("Desbrow") entered into a Consulting Agreement for the engagement of Desbrow to perform legal services and to hold the office of Secretary on behalf of the Company until December 31, 1994. Under the Consulting Agreement the Company contracted to pay Desbrow $150,000 payable in the Company's common stock issuable in monthly increments in arrears. Under the terms of the Consulting Agreement, Desbrow invoices the Company and applies the net proceeds received from the sale of stock to the invoiced amounts. For purposes of any "profit" computation under
Section 16(b), Desbrow and the Company agreed that the price paid for the shares was deemed to be $150,000. Pursuant to the terms of the Consulting Agreement, the Company granted Desbrow an option to purchase 50,000 shares of the Company's common stock exercisable at a price of $.58 per share. Effective January 1, 1996, the Consulting Agreement was renewed through December 31, 1996 and 50,000 shares were issued during Fiscal 1996. An additional option of 50,000 shares exercisable at a price of $1.53 per share was granted during Fiscal 1996. The Company expensed $128,000 and $150,000 during Fiscal 1997 and 1996, respectively, and had $120,158 due as of June 30, 1997. Mr. Desbrow's renewed consulting agreement terminated on May 9, 1997.

Effective April 1, 1997, Group V renewed a Consulting Agreement with Desbrow through March 31, 1997 to perform legal services and to hold the office of Secretary. Under the renewed Consulting Agreement Group V contracted to pay Desbrow $75,000 per annum for the renewal term payable in Group V's common stock. In May 1997, 102,030 common shares were issued in settlement of all amounts owed to Desbrow as of May 5, 1997. Under the terms of the Consulting Agreement, Desbrow invoices Group V and applies the net proceeds received from the sale of stock to the invoiced amounts. For purposes of any "profit" computation under Section 16(b), Desbrow and Group V have agreed the price paid for the shares is deemed to be $75,000. Group V expensed $62,500 and $43,750, during Fiscal 1997 and 1996, respectively, and had no amounts due as of June 30, 1997. Desbrow's renewed Consulting Agreement with Group V terminated on May 5, 1997.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

Effective January 1, 1994, the Company entered into a Consulting Agreement with Jon L. Lawver and J. L. Lawver Corp. (collectively, "Lawver") pursuant to which Lawver was to perform professional services and to hold the office of President of Fantastic Foods for calendar year 1994. Pursuant to the Consulting Agreement the Company agreed to pay Lawver 36,000 shares of the Company's common stock, issuable in monthly increments in arrears and granted Lawver the option to purchase 50,000 shares of the Company's common stock at an exercise price of $.58 per share. Under the terms of the Consulting Agreement, Lawver invoices the Company and applies the net proceeds received from the sale of stock to the invoiced amounts. For purposes of any "profit" computation under Section 16(b) Lawver and the Company have agreed the price paid for the shares is deemed to be $100,000. Lawver's agreement was renewed for the year ended June 30, 1995 and 124,000 shares were issued to him during Fiscal 1995. During Fiscal 1996, the Consulting Agreement was again renewed with the same terms for Fiscal 1997 and 85,000 shares were issued to him during Fiscal 1996 to apply against services rendered. An additional option of 50,000 shares exercisable at a price of $1.53 per share was granted during Fiscal 1996. The Company expensed $100,000 in each of Fiscal 1997 and 1996, and had approximately $49,000 due to Lawver at June 30, 1997.

In July 1995, the Company entered into a Consulting Agreement with Steven H. Dong ("Dong"), pursuant to which Dong is to perform accounting services and to hold the office of Chief Financial Officer through June 30, 1996. Pursuant to the agreement as amended in October 1995, the Company agreed to pay Dong $145,000 per annum in cash or in the Company's common stock payable monthly in arrears and granted him an option to purchase 100,000 shares of the Company's common stock at an exercise price of $1.53 per share. Under the terms of the Consulting Agreement, Dong invoices the Company and applies the net proceeds received from the sale of stock to the invoiced amounts. For purposes of any "profit" computation under Section 16(b) Dong and the Company have agreed the price paid for the shares is deemed to be $145,000. During Fiscal 1996, the Consulting Agreement was renewed with the same terms through June 30, 1997. No cash payments were made to Dong during Fiscal 1997 or 1996, however 450,000 shares were issued during 1997 which were used to apply against services rendered. The Company expensed $145,000 in each of Fiscal 1997 and 1996 and had approximately $148,000 due to Dong as of June 30, 1997.

In July 1996, Group V renewed a Consulting Agreement with Dong, pursuant to which Dong is to perform accounting services and to hold the office of Chief Financial Officer through June 30, 1997. Pursuant to the renewed Consulting Agreement Group V agreed to pay Dong $39,000 per annum in cash or in Group V's common stock, payable monthly in arrears. In May 1997, 237,500 common shares were issued in settlement of all amounts owed to Dong as of May 5, 1997. Under the terms of the renewed Consulting Agreement, Dong invoices Group V and applies the net proceeds received from the sale of the stock to the invoiced amounts. For purposes of any "profit" computation under Section 16(b), Dong and Group V have agreed the price paid for the shares is deemed to be $39,000. Group V expensed $39,000 and $15,000 during Fiscal 1997 and 1996, respectively, and had no amounts due to Dong as of June 30, 1997. Dong's renewed Consulting Agreement with Group V was terminated effective May 5, 1997.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

In January 1996, the Company entered into a Consulting Agreement with Albert Rapuano ("Rapuano"), pursuant to which Rapuano is to perform gaming consulting services and to hold the office of President of NuOasis International through December 31, 1996. Pursuant to the agreement, the Company agreed to pay Rapuano $250,000 per annum in cash or in the Company's common stock payable monthly in arrears and granted him an option to purchase 500,000 shares of the Company's common stock at an exercise price of $.91 per share. Under the terms of the Consulting Agreement, Rapuano invoices the Company and applies the net proceeds received from the sale of stock to the invoiced amounts. For purposes of any "profit" computation under Section 16(b) Rapuano and the Company have agreed the price paid for the shares is deemed to be $250,000. No cash payments were made to Rapuano during Fiscal 1997, however, 575,000 shares were issued during 1997 which were used to apply against services rendered. The Company expensed $250,000 and $115,000 during Fiscal 1997 and 1996, respectively, and had approximately $265,000 due to Rapuano as of June 30, 1997.

Transactions with  Directors and Affiliates

On March 17, 1994, Jonathan L. Small ("Small"), Attorney at Law, became a member of the Board of Directors to fill a vacancy caused by the resignation of a former Director in June 1993. On October 29, 1993, the Company entered into a Consulting Agreement with Small to retain his services to evaluate potential acquisitions and to assist the Company in the general development and execution of its business plan. Pursuant to the agreement, Small was issued 1,600 shares of the Company's common stock. On January 5, 1995, Small entered into a Consulting Agreement effective November 1, 1994, with the Company, to retain Small to serve on the Board of Directors. During the year ended June 30, 1996, 15,000 shares were issued to Small which were used to apply against services rendered.

The Luke Trust and Lawver owns 93% and 7%, respectively, of NuVen. Luke, as trustee of the Luke Trust, controls the Luke Trust and Jon L. Lawver is the majority shareholder of Lawver Corp. and thereby controls Lawver Corp.

On June 14, 1993, NuVen acquired the D Preferred. At the time of the transaction, NuVen was unrelated to the Company. As a result, NuVen became the Control Person of the Company. On June 14, 1993, Luke became a Director. On July 22, 1993, following the resignation of Frank Morelli II, Luke became the Company's Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors. The Luke Trust owns 93% of NuVen. Luke, as Co-Trustee of the Luke Trust determines the voting of such shares and, as a result, may be deemed to control the Luke Trust and the disposition of 24,000,000 shares of the Company's D Preferred.

Effective February 1, 1994, the Company entered into an Advisory and Management Agreement with NuVen ("NuVen Advisory Agreement") to perform professional and advisory services for calendar year 1995. Pursuant to the Consulting Agreement, the Company agreed to pay NuVen $120,000 annually, payable monthly in $10,000 increments in arrears, and granted NuVen an option to purchase 100,000 shares of the Company's common stock exercisable at a price of $.80 per share. During Fiscal 1996, the Advisory and Management Agreement was renewed for Fiscal 1997

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

with the same terms. The Company expensed $120,000 in each of Fiscal 1997 and 1996, respectively, and had $3,500 due to NuVen as of June 30, 1997.

Effective October 1, 1995, Group V renewed its Advisory and Management Agreement with NuVen for the engagement of NuVen to perform professional services for Fiscal 1997 and 1996. Pursuant to such renewal, Group V agreed to pay NuVen $120,000 annually, payable monthly in arrears. In May 1997, 787,180 common shares were issued in settlement of all amounts owed to NuVen as of May 5, 1997. Group V expensed $120,000 and $135,000, during Fiscal 1997 and 1996, respectively, and had no amounts due to NuVen as of June 30, 1997. NuVen's agreement with Group V was terminated effective May 5, 1997.

Effective July 1, 1994, NuOasis International entered into an Advisory and Management Agreement with NuVen for the engagement of NuVen to perform professional and advisory services for calendar year 1995. Pursuant to such agreement, NuOasis International agreed to pay NuVen $120,000 annually, payable monthly in $10,000 increments in arrears, and granted NuVen an option to purchase 1,100,000 shares of common stock of NuOasis International exercisable at a price of 110% of the book value per share on the day of the grant. During Fiscal 1996, the Advisory and Management Agreement was renewed for Fiscal 1997 with the same terms. NuOasis International expensed $120,000 in each of Fiscal 1997 and 1996, respectively, and had $100,000 due to NuVen as of June 30, 1997.

Effective July 1, 1994, NuOasis Properties entered into an Advisory and Management Agreement with NuVen for the engagement of NuVen to perform professional and advisory services on behalf of NuOasis Properties for the calendar year 1995. Pursuant to such agreement, NuOasis Properties agreed to pay NuVen $120,000 annually, payable monthly in arrears in $10,000 increments, and granted NuVen an option to purchase 1,100,000 shares of common stock of NuOasis Properties exercisable at a price of 110% of the book value per share on the date of the grant. During Fiscal 1996, the Advisory and Management Agreement was renewed for Fiscal 1997 with the same terms. Minimal amounts were billed by NuVen to NuOasis Properties, as little activity occurred in NuOasis Properties for Fiscal 1997 and 1996. NuOasis Properties had $600 due to NuVen as of June 30, 1997.

Effective April 1, 1994, CMA entered into an Advisory and Management Agreement with NuVen for the engagement of NuVen to perform professional and advisory services. Pursuant to such agreement CMA agreed to pay NuVen $120,000 annually, payable monthly in $10,000 increments in arrears, and granted NuVen an option to purchase up to 5% of CMA's common stock outstanding at the time of exercise, exercisable at a price of 110% of the book value of such shares. During Fiscal 1996, the Advisory and Management Agreement was renewed for Fiscal 1997 with the same terms. CMA expensed $120,000 in each of Fiscal 1997 and 1996, and had $12,456 due to NuVen as of June 30, 1997.

During Fiscal 1994, Group V entered into an agreement with Structure America, Inc. ("SAI") to issue 1,000,000 shares for consulting services. Such services were rendered during Fiscal 1995. During Fiscal 1996, Group V entered into another agreement with SAI to perform consulting services. Pursuant to such agreement, Group V agreed to issue 1,000,000 shares of Group V's common stock to

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

SAI and granted SAI an option to purchase 1,000,000 shares of Group V's common stock exercisable at $.12 per share. In May 1997, 1,000,000 common shares were issued in settlement of all amounts owed to SAI as of May 5, 1997. Group V expensed $200,000 and $75,000 during Fiscal year 1997 and 1996, respectively, and had no amounts due to SAI as of June 30, 1997. SAI's agreement with Group V was terminated effective May 5, 1997.

During Fiscal 1996, the Company renewed an agreement with SAI to perform consulting services. The Company expensed approximately $255,000 and $465,000 during Fiscal 1997 and 1996, respectively and had approximately $160,000 due to SAI as of June 30, 1997.

Note 9.           Income Taxes

The Company and its controlled, domestic subsidiaries file a consolidated income tax return for federal and a combined income tax return for state purposes.

The 1997 and 1996 income tax benefit (provision) is as follows:


                                                       1997                           1996
                                               -------------------- ---------------------------------------
                                                    The Company          The Company
                                                        and                  and
                                                   Subsidiaries         Subsidiaries           Group V
                                                    (excluding           (excluding              and
                                                     Group V)             Group V)          Subsidiaries
                                               -------------------- -------------------  ------------------

Current taxes:
  Current tax benefit (provision)
     Federal                                   $           976,280  $          (784,210) $                -
     State                                                 267,116             (209,920)                  -
                                               -------------------- -------------------- ------------------
  Total current tax benefit (provision)                  1,243,396             (994,130)                  -
                                               -------------------- -------------------- ------------------
Deferred taxes:
     Federal                                               880,583             2,060,904          2,570,356
     State                                                 143,279               558,092            379,808
     Change in valuation allowance                      (1,884,764)          (2,622,798)         (2,950,164)
                                               -------------------- -------------------- -------------------
 Total deferred tax benefit (provision)                   (860,902)              (3,802)                  -
                                               -------------------- -------------------- ------------------
Income tax benefit (provision)                 $           382,494  $          (997,932) $                -
                                               ==================== ==================== ==================

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

For the years ended June 30, 1997 and 1996, the Company's effective tax rate differs from the federal statutory rate as follows:


                                                                      1997                      1996
                                                            ------------------------  ------------------------

Federal statutory rate                                                      (34.00%)                  (34.00%)
Minority interest                                                                 -                    (1.03%)
Effect of foreign controlled corporation
  loss for which no deferred tax amount was
  recognized                                                                 18.06%                    45.91%
Change in estimate of prior year liability                                        -                    (2.49%)
Change in valuation allowance                                                 9.92%                    17.11%
State taxes, net of federal effect                                            (.03%)                   (4.39%)
Utilization of net operating loss                                                 -                    (4.36%)
Other                                                                          .12%                    (3.83%)
                                                            ------------------------  ------------------------
Effective tax rate                                                           (5.93%)                   12.92%
                                                            ========================  ========================

The Company utilized $0 and approximately $3,860,000 in net operating losses to offset federal and state taxable income for the years ended June 30, 1997 and 1996, respectively.

At June 30, 1997, the components of net deferred tax asset are as follows:

Current:
   Deferred tax assets resulting from
     temporary differences                        $            177,653
  Valuation allowance                                         (177,653)
                                                  ---------------------
       Total current deferred tax asset           $                  0
                                                  ====================
Non-Current:
  Deferred tax assets resulting from loss
    carry forward                                 $          6,817,327
 Valuation allowance                                        (6,817,327)
                                                  ---------------------
      Total non-current tax asset                                    0
                                                  --------------------
       Net deferred tax asset                     $                  0
                                                  ====================

The deferred taxes result from temporary differences relating to the difference in the basis of assets and liabilities for financial and tax reporting purposes. The temporary differences relate mainly to reserves recorded for financial reporting purposes that are not deductible for tax purposes.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

As a result of changes in stock ownership which occurred in 1993 and 1995, the Company's use of its net operating loss carry forwards may be limited by Section 382 of the Internal Revenue Code until such net operating loss carry forwards expire. During Fiscal 1997, the Company obtained an independent third party valuation of its stock for purposes of the calculation required by Section 382 in order to determine whether such net operating loss carry forwards may be limited. Based on the results of the independent third party valuation, the Company reversed amounts originally recorded in Fiscal 1996 for income taxes payable and for the net deferred tax asset. Accordingly, the Company recorded a current year income tax benefit of $382,494.

Deferred tax assets have been computed using the maximum expiration terms of 13 and 5 years (or total net operating losses available of approximately $12.6 million and $7.8 million) for federal and state tax purposes, respectively. Net operating losses expire from the years 2004 through 2009.

No provision was made or benefits recognized in 1996 for U.S. income taxes on the undistributed earnings/ losses of the foreign subsidiary as it is the Company's intention to utilize those earnings in the foreign operations for an indefinite period of time or repatriate earnings only when tax effective to do so. The foreign subsidiary had an accumulated deficit at June 30, 1996 which would have resulted in an unrecognized temporary difference for net operating losses carried forward in the approximate amount of $3.4 million, with a related unrecognized deferred tax benefit of approximately $1.3 million. The foreign net operating loss carryforward may not be utilized for United States federal income tax purposes.

Note 10.    Segment Information and Concentration of Credit Risk

Industry Segments

The relative contributions to revenues, gross profit and identifiable assets of the Company's active industry segments for the years ended June 30, 1997 and 1996 are as follows:


                                                          1997                1996
                                                   ------------------- ------------------

Revenues
   Food Manufacturing and Distribution             $        1,339,763  $        1,251,174
   Gaming/Entertainment                            $                -  $       11,407,317
Gross Profit
   Food Manufacturing and Distribution             $          436,317  $          412,721
   Gaming/Entertainment                            $                -  $       11,407,317


Identifiable assets of the Company's food manufacturing and distribution segment are $489,455 as of June 30, 1997 and are comprised primarily of net property and equipment, trade accounts receivable and other receivables. Identifiable assets exclude intercompany loans, advances and investments.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

As of June 30, 1997, the Company's assets are principally located in two geographic areas: the United States and North Africa. The following is a summary of the Company's June 30, 1997 assets by geographic area:


                                         United States        North Africa             Total
                                     -------------------  --------------------  ------------------

Cash                                 $            (8,735) $           585,469   $          576,734
Equity investments                             2,487,544                    -            2,487,544
Due from affiliate                               553,840                    -              553,840
Other current assets                             322,762                    -              322,762
                                     -------------------- --------------------  ------------------
   Total current assets                        3,355,411               585,469           3,940,880
                                     -------------------- --------------------  ------------------
Property and equipment, net                      240,839                    -              240,839
Equity investments                                     -            3,317,720            3,317,720
Due from affiliates, net                               -            1,543,674            1,543,674
Other assets                                      62,400                    -               62,400
Intangible assets, net                                 -            1,022,395            1,022,395
                                     -------------------- --------------------  ------------------
   Total noncurrent assets                        303,239           5,883,789            6,187,028
                                     -------------------- --------------------  ------------------
            Total assets             $         3,658,650  $         6,469,258   $       10,127,908
                                     ==================== ====================  ==================


Significant Customers and Concentration of Credit Risk

In the United States, the Company maintains several cash accounts with a single bank. At June 30, 1997, the aggregate bank balance of such accounts do not exceed the federally-insured limit. The Company also has approximately $585,000 on deposit with foreign banks.

The Company had sales in excess of 10% of total food sales to each of five customers in Fiscal 1997 and 1996, all of whom were distributors. At June 30, 1997, the Company had amounts due from four customers, each in excess of 10% of total food sales receivables.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

Note 11.    Commitments and Contingencies

Operating Leases

The  Company  leases  two  manufacturing  plants  in  California  for  its  food processing operations. The Company also leases certain equipment on non-cancelable operating leases related to its food manufacturing activities. NuVen provides office space to the Company and its subsidiaries, along with general and administrative personnel, office furniture and equipment, telephone and fax services, accounting and automobiles pursuant to the various Advisory and Management Agreements (Note 9).

At June 30, 1997 future rental payments due under non-cancelable operating leases, ranging from 1-3 years for buildings and equipment related to its food manufacturing activities, are as follows:


           Year Ending                  Amounts
            June 30,                      Due
       ------------------         -----------------
              1998                $          12,900
              1999                           12,100
              2000                            5,400
                                  -----------------
                                  $          30,400
                                  =================

Rent expense charged to operations was $101,681 and $96,328 for the years ended June 30, 1997 and 1996 respectively.

Cleopatra, Cleopatra Hammamet and Cleopatra's World are lessees under various lease agreements related to the Cap Gammarth Casino, the Hammamet Casino and the Cap Gammarth Resort, respectively, which require annual lease payments to be made, monthly or quarterly, over their respective terms, which range from fourteen to twenty years. Annual lease payments by these entities in each of the next five years and thereafter are as follows:

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996


                                                         Amounts Due
                       ------------------------------------------------------------------------------
                             Cleopatra
     Year Ending           Cap Gammarth          Cleopatra         Cleopatra's
       June 30                Casino             Hammamet             World              Total
---------------------  -------------------- ------------------ ------------------ -------------------

        1998           $          3,000,000 $        1,000,000 $        1,000,000 $         5,000,000
        1999                      3,000,000          2,000,000          3,500,000           8,500,000
        2000                      3,000,000          2,500,000          3,741,000           9,241,000
        2001                      3,300,000          3,000,000          4,007,150          10,307,150
        2002                      3,600,000          3,250,000          4,287,650          11,137,650
     Thereafter                  73,500,000         39,750,000         62,369,604         175,619,604
                       -------------------- ------------------ ------------------ -------------------
                       $         89,400,000 $       51,500,000 $       78,905,404 $       219,805,404
                       ==================== ================== ================== ===================


Capital Requirements of Cleopatra, Cleopatra Hammamet and Cleopatra's World

During Fiscal 1997, the Company negotiated a release of its guarantee of the obligation of Cleopatra under the lease agreement related to the Cap Gammarth Casino following a default by the lessor.

At June 30, 1997, the Company had approximately $2,000,000 remaining to be paid, as security deposits and advance rent, to take possession of the Cap Gammarth Casino and Hammamet Casino. Additionally, there was approximately $6,000,000 remaining to be paid for furniture, fixtures and equipment, bankroll and pre-opening costs for the two casinos.

The Hammamet Casino was completed and opened on December 6, 1997 (see Note 13). To finance the remaining expenditures on the Cap Gammarth Casino, the Company is negotiating possible joint ventures between NuOasis International and foreign investment groups, and attempting early collections of its receivables. The Cap Gammarth Casino is expected to be completed in May 1998.

During Fiscal 1997, Cleopatra's World made a partial payment to STTG on the lease on the Cap Gammarth Resort and, simultaneously, filed a request for arbitration in its dispute with STTG claiming that STTG had breached the lease by not completing for occupancy, on a timely basis, the hotel, the shopping arcade, the health club or the beach club comprising the resort, causing Cleopatra's World significant loss of revenue and profits. Subsequent to the close of Fiscal 1997, the matter was removed from the arbitration calendar by mutual agreement between the parties, however, the dispute has not yet been resolved.

As to any future projects undertaken by the Company, NuOasis International, Cleopatra or Cleopatra's World, additional project financing will be required. Capital investments may include all or some of the following: acquisition and development of land, acquisition of leasehold investments and contract rights, and construction of other facilities. In connection with development activities relating to potential acquisitions or new jurisdictions, the Company also makes expenditures for professional services which are expenses as incurred. The

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

Company's financing requirements depend upon actual development costs, the amounts and timing of such expenditures, the amount of available cash flow from operations, the availability of other financing arrangements including selling equity securities, and selling or borrowing against assets (including current facilities). The Company may also consider strategic combinations or alliances. Although there can be no assurance that the Company can effectuate any of the financing strategies discussed above, the Company believes that if it determines to seek any additional licenses to operate gaming or permits to conduct hotel operations in other jurisdictions it will be able to raise sufficient capital to pursue its strategic plan.

If for any reason, NuOasis International, Cleopatra or Cleopatra's World are unable to borrow or otherwise meet their commitments under current agreements to provide the furniture, fixtures, equipment and working capital to open the Cap Gammarth Casino, or acquire and develop future casino gaming and hotel management projects, the Company may be required to intercede and provide the requisite financing and working capital, or be forced to sell all or a portion of the respective interests, or lose the respective rights to the projects and properties entirely.

Legal Proceedings

The Company is involved from time to time, both as plaintiff and defendant, in litigation that originates in the normal course of business development or operations. Counsel for the Company in each of the matters currently outstanding as of the date of this report do not believe that any existing litigation will result in an adverse judgment which would have a negative material impact on the Company's consolidated financial condition. Accordingly, no provision has been made in the accompanying financial statements for such contingencies.

Note 12.    Subsequent Events

Group V

In January 1998, the Company received consideration that reduced the principal balances due under the Warrant Note issued on the purchase of the Group V D Warrants and the Put to $1,080,000 and $720,000, respectively.

                                                       [NM\10-KSB\97:63097FS]-26

                              NUOASIS RESORTS, INC.
                       (formerly, Nona Morelli's II, Inc.)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1997 and 1996

Cleopatra Hammamet

In September 1997, to finance the remaining expenditures on the Hammamet Casino, the Company and Cleopatra Hammamet entered into an agreement with Cedric International Company Inc., a Panamanian corporation ("Cedric") pursuant to which the Company and Cedric each agreed to contribute $1.5 million to the capital of Cleopatra Hammamet, and Cedric further agreed to provide up to $3,800,000 for use by Cleopatra Hammamet in making the first annual lease payments on the Hammamet Casino. In exchange for such capital contribution, the Company and Cleopatra agreed to a capital restructuring of Cleopatra Hammamet which resulted in the Company holding a direct 70% interest in Cleopatra Hammamet, with 70% of this interest pledged to Cedric with the agreement that Cedric will return such interest when the Company reimburses Cedric for all funds advanced prior to the first anniversary date of such agreement (on an all or nothing basis) plus interest at the rate of 15% per annum. Construction on the Hammamet Casino was completed and the facility was equipped and opened December 6, 1997. In the event the Company is unable or elects not to reimburse Cedric for its capital contribution to Cleopatra Hammamet, the Company's equity interest in Cleopatra Hammamet will be permanently reduced to 21%.

                                                       [NM\10-KSB\97:63097FS]-26